Filed Pursuant to Rule 424(b)(5)
Registration No. 333-273085

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 14, 2023)

   Shares

Common Stock

We are offering      shares of our common stock, par value $0.05 per share (the “shares”).

Our common stock is listed on The Nasdaq Global Select Market under the symbol “VSEC.” On May 13, 2024, the closing price of our common stock on The Nasdaq Global Select Market was $75.63 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting (Conflicts of Interest)” for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to      additional shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about      , 2024.

Joint Book-Running Managers

Jefferies	RBC Capital Markets	William Blair

The date of this prospectus supplement is     , 2024.

Page

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering. The second part is the accompanying prospectus, dated July 14, 2023, including the documents incorporated by reference therein, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement, which supersedes the information in the accompanying prospectus. This prospectus supplement contains information about the shares offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in any of the shares offered under this prospectus supplement, you should carefully read both this prospectus supplement and the accompanying prospectus together with the additional information under the headings “Where You Can Find More Information” and “Information We Incorporate By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus or any free writing prospectus that we may provide. We have not, and the underwriters have not, authorized anyone to provide you with different information. No dealer, salesperson or any other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may provide or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriters are not, making offers to sell the shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our,” “VSE” or “the Company” or other similar terms mean VSE Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and this statement is included for purposes of such safe harbor provisions.

“Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our expectations regarding the offering of common stock, including the expected timing, terms, size and use of proceeds, our expectation that we will complete the proposed offering, our operations, economic performance, financial condition, the impact of widespread health developments, the health and economic impact thereof and the governmental, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.

These statements speak only as of the date of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, certain of which are beyond our control, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	supply chain delays and disruptions;

•	risks related to our work on large government programs;

•	our ability to successfully integrate and realize the anticipated benefits of recently acquired businesses, including the recently-acquired TCI (as defined below) business;

•	our ability to successfully divest businesses, including our FDS (as defined below) segment, and to transition facilities in connection therewith;

•	risks related to future business conditions resulting in impairments;

•	risks related to the intense competition in our industry;

•	risks related to the performance of the aviation aftermarket;

•	global economic and political conditions;

•	prolonged periods of inflation and our ability to mitigate the impact thereof;

•	challenges related to workforce management or any failure to attract or retain a skilled workforce;

•	our dependence on third-party package delivery companies;

•	our compliance with government rules and regulations, including environmental and pollution risk;

•	risks related to technology security and cyber-attacks;

S-iii

•	risks related to our outstanding indebtedness;

•	risks related to market volatility in the debt and equity capital markets; and

•

the other factors identified in our reports filed or expected to be filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024.

You are advised, however, to consult any further disclosures we make on related subjects in our periodic reports on Forms 10-K, 10-Q or 8-K filed with or furnished to the SEC. Any document incorporated by reference in this prospectus supplement and the accompanying prospectus may also contain statistical data and estimates we obtained from industry publications and reports generated by third parties. Although we believe that the publications and reports are reliable, we have not independently verified their data.

S-iv

NON-GAAP FINANCIAL MEASURES

In this prospectus supplement, in addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), we present “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Net Debt,” “Net Leverage Ratio” and “Free Cash Flow.” We consider EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt, Net Leverage Ratio and Free Cash Flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business’ ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, have limitations as analytical tools and should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA adjusted for discrete items, including acquisition, integration and restructuring costs, inventory reserve, non-recurring professional fees, contract loss, Russia/Ukraine conflict, earn-out adjustment, loss on sale of business entity and certain assets, gain on sale of property, severance, and goodwill and intangible impairment. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. Net Debt is defined as total debt less cash and cash equivalents. Net Leverage Ratio is calculated as net debt divided by trailing twelve month Adjusted EBITDA. Free Cash Flow represents operating cash flow less capital expenditures.

We believe that presenting non-GAAP financial measures aids in making period-to-period comparisons and is a meaningful indication of our actual and estimated operating performance. Our management utilizes and plans to utilize this non-GAAP financial information to compare our operating performance to comparable periods and to internally prepared projections. Our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies, which could reduce the usefulness of our non-GAAP financial measures for comparison.

For more information with respect to financial measures that have not been defined by GAAP, including reconciliations to the closest comparable GAAP measures, see “Summary—Summary Historical Consolidated Financial Data.”

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our securities. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the section entitled “Risk Factors” and the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

We are a leading provider of aftermarket parts distribution and maintenance, repair and overhaul (“MRO”) services for air and land transportation assets for commercial and government markets. Our business operations are managed under two reportable operating segments: Aviation and Fleet. Prior to the sale of the Federal and Defense segment (the “FDS”), as discussed below, we operated in three reportable operating segments.

We were incorporated in Delaware in 1959. As of December 31, 2023, we employed approximately 1,200 employees.

Aviation Segment

Our Aviation segment is a leading provider of aftermarket parts distribution and MRO services for components and engine accessories supporting commercial, business and general aviation operators. This business offers a range of services to a diversified global client base of commercial airlines, regional airlines, cargo transporters, MRO integrators and providers, aviation manufacturers, corporate and private aircraft owners, and fixed-base operators. Our Aviation segment accounted for 63%, 61% and 51% of our consolidated revenues in 2023, 2022 and 2021, respectively. Our Aviation segment accounted for 67% of our consolidated revenues for the three months ended March 31, 2024.

Fleet Segment

Our Fleet segment specializes in part distribution, engineering solutions, and supply chain management services supporting the medium and heavy-duty fleet market. Fleet segment operations are conducted under the brand Wheeler Fleet Solutions, which supports government and commercial truck fleets with parts, sustainment solutions and managed inventory services. Revenues for this business are derived from the sale of vehicle parts and mission critical supply chain services to support client truck fleets. Our Fleet segment accounted for 37%, 39% and 49% of our consolidated revenues in 2023, 2022 and 2021, respectively. Our Fleet segment accounted for 33% of our consolidated revenues for the three months ended March 31, 2024. The United States Postal Service, one of our largest customers, accounted for approximately 19%, 23% and 30% of our consolidated revenues for 2023, 2022 and 2021, respectively.

Recent Developments

Sale of Federal and Defense Segment

On February 29, 2024, we completed the sale of substantially all of our FDS operating assets in two separate transactions with two buyers for a total cash consideration of $44.0 million, which included $10.0 million as an estimated net working capital adjustment (subject to post-closing adjustments) (the “FDS Sale”). Associated with the FDS Sale, we intend to cease use of the one remaining non-core FDS facility by the end of the second quarter of 2024. Concurrent with the sale and to reduce expenses and consolidate our operating footprint, we will reposition our Alexandria, VA headquarters facility and relocate our corporate headquarters later in 2024. For the first quarter of 2024, we recorded a pre-tax loss on the FDS Sale of $12.7 million and transaction fees of $2.5 million. Additionally, certain assets and liabilities previously reported as held-for-sale were excluded from the FDS Sale and were reclassified as held and used, at their respective fair values, on our consolidated balance sheet as of March 31, 2024. The reclassification primarily related to our Alexandria, VA headquarters and consisted of an operating lease right-of-use-asset of $7.1 million, property and equipment of $2.6 million and an operating lease obligation of $11.0 million.

Acquisition of Turbine Controls, LLC

On April 24, 2024, we completed the acquisition of Turbine Controls, LLC (“TCI”) (the “TCI Acquisition”). TCI has a strong presence across a large installed base of engine platforms, including several key next-generation platforms with a 45-year history, and its MRO offerings include jet engine component and accessory repair services; rotating and static engine components; reduction, transfer and accessory gearboxes; and pneumatic, hydraulic, fuel and oil accessories. The TCI Acquisition is intended to allow our Aviation segment to broaden original equipment manufacturers authorized MRO capabilities, expand into new markets, and serve new customers. Total consideration paid by us for the acquisition was approximately $120.0 million, comprising $110.0 million in cash and $10.0 million in shares of our common stock, subject to certain post-closing and working capital adjustments.

Review of Strategic Alternatives for Fleet Segment

We have initiated a process to explore and evaluate strategic alternatives involving our Fleet segment with a view to enhance shareholder value (the “Strategic Process”). The Strategic Process could include, among other alternatives, a possible sale of the Fleet segment. We have not set a definitive timetable for the completion of the Strategic Process, and there can be no assurances that the process will result in a transaction. Any potential strategic alternative will be evaluated by the Board of Directors.

Corporate Information

Our principal executive offices are located at 6348 Walker Lane, Alexandria, Virginia 22310. Our telephone number is (703) 960-4600. Our website is http://www.vsecorp.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Offering

Common stock offered by us	shares.

Option to purchase additional shares	We have granted the underwriters an option to purchase up to additional shares of common stock from us, at the public offering price less the underwriting discount, which they may exercise, in whole or in part, within a period of 30 days from the date of this prospectus supplement.
Common stock to be outstanding immediately after this offering(1)	shares (or shares if the underwriters exercise their option to purchase additional shares of common stock in full).

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or $ million if the underwriters’ option to purchase additional shares is exercised in full), after deducting estimated underwriting discounts and commissions and before estimated offering expenses. We intend to use substantially all of the net proceeds from this offering to repay outstanding borrowings under our revolving loan facility (the “Revolving Facility”), including borrowings to fund the TCI Acquisition, to support potential future strategic acquisitions and for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, is a lender under the Revolving Facility. Royal Bank of Canada will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the Revolving Facility. Accordingly, RBC Capital Markets, LLC may be deemed to have a conflict of interest within the meaning of Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Therefore, this offering is being made in compliance with the requirements of FINRA Rule 5121. A qualified independent underwriter is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(B). Pursuant to FINRA Rule 5121, RBC Capital Markets, LLC will not confirm sales of our common stock to any account over which it exercises discretionary authority without the prior written approval of the customer. For more information, see “Underwriting (Conflicts of Interest).”

(1)

The number of shares of common stock to be outstanding after this offering is based on 15,834,164 shares of common stock outstanding as of March 31, 2024 and excludes (i) 334,981 shares of common stock issuable upon the settlement of service-based restricted stock units, performance-based restricted stock units, and stock-settled performance-based awards outstanding as of March 31, 2024; (ii) 596,517 shares of common stock authorized and reserved for future issuance under our equity compensation plans as of March 31, 2024; and (iii) 127,268 shares of common stock issued on April 24, 2024 in connection with the TCI Acquisition.

Risk factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our securities.

Exchange listing	Our common stock is listed on The Nasdaq Global Select Market under the symbol “VSEC.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following data of VSE as of December 31, 2023 and 2022 and for the three years ended December 31, 2023, 2022, and 2021 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The consolidated financial data as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements of VSE and the notes thereto incorporated by reference in this prospectus supplement.

	Three Months Ended March 31,		Years Ended December 31,
In thousands (except per share data)	2024	2023	2023	2022	2021
Income Statement Data
Total revenues	$241,539	$188,587	$860,488	$669,448	$481,384
Total costs and operating expenses	217,365	171,809	772,492	615,844	484,089

Operating income (loss)	24,174	16,778	87,996	53,604	(2,705)
Interest expense, net	9,187	5,980	31,083	17,893	12,063

Income (loss) from continuing operations before income taxes	14,987	10,798	56,913	35,711	(14,768)
Provision (benefit) for income taxes	2,887	2,678	13,761	9,052	(3,768)

Net income (loss) from continuing operations	12,100	8,120	43,152	26,659	(11,000)
(Loss) income from discontinued operations, net of tax	(18,711)	997	(4,018)	1,400	18,966

Net income	$(6,611)	$9,117	$39,134	$28,059	$7,966

Diluted (loss) earnings per share	$(0.41)	$0.71	$2.76	$2.19	$0.63

Dividends declared per share	$0.10	$0.10	$0.40	$0.40	$0.37

	As of March 31,	As of December 31,
In thousands	2024	2023	2022
Balance Sheet Data
Cash and cash equivalents	$10,569	$7,768	$305
Total assets	1,336,924	1,350,338	999,789
Total liabilities	724,186	733,613	550,263
Total stockholders’ equity	612,738	616,725	449,526

	Three Months Ended March 31,		Years Ended December 31,
In thousands	2024	2023	2023	2022	2021
Net cash (used in) provided by
Operating activities	$(79,060)	$(48,674)	$(21,829)	$8,051	$(17,602)
Investing activities	33,408	(14,594)	(235,690)	(2,377)	(61,632)
Financing activities	48,291	63,322	264,971	(5,714)	79,374

	Three Months Ended March 31,		Years Ended December 31,
In thousands	2024	2023	2023	2022	2021
Other Financial Data(1)
Adjusted EBITDA(2)	$32,317	$23,639	$113,833	$78,244	$42,459
Free Cash Flow(3)	(86,789)	(51,514)	(40,495)	(3,161)	(28,122)

	Three Months Ended March 31,		As of December 31,
In thousands	2024	2023	2023	2022
Other Financial Data(1)
Net Debt(4)	$471,053	$351,522	$421,576	$285,995

(1)

Adjusted EBITDA, Free Cash Flow and Net Debt are non-GAAP financial measures. For definitions of Adjusted EBITDA, Free Cash Flow and Net Debt, see “Non-GAAP Financial Measures” in this prospectus supplement and see below for reconciliations from the most directly comparable GAAP financial measures.

(2)	Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended March 31,		Years Ended December 31,
In thousands	2024	2023	2023	2022	2021
Net income from continuing operations	$12,100	$8,120	$43,152	$26,659	$(11,000)
Interest expense	9,187	5,980	31,083	17,893	12,063
Income taxes	2,887	2,678	13,761	9,052	(3,768)
Amortization of intangible assets	3,381	3,939	14,378	15,735	15,755
Depreciation and other amortization	2,414	1,447	6,749	5,291	3,547

EBITDA	29,969	22,164	109,123	74,630	16,597
Non-recurring professional fees	—	—	300	—	—
Acquisition, integration and restructuring costs	2,348	1,475	4,410	1,279	1,442
Russia/Ukraine conflict(a)	—	—	—	2,335	—
Inventory Reserve	—	—	—	—	24,420

Adjusted EBITDA	$32,317	$23,639	$113,833	$78,244	$42,459

(a)	Adjustment represents a non-cash charge recorded to reduce the carrying amount of accounts receivable and inventory related to the Russia/Ukraine military conflict.

(3)	Reconciliation of Operating Cash to Free Cash Flow

	Three Months Ended March 31,		Years Ended December 31,
In thousands	2024	2023	2023	2022	2021
Net cash (used in) provided by operating activities	$(79,060)	$(48,674)	$(21,829)	$8,051	$(17,602)
Capital expenditures	(7,729)	(2,840)	(18,666)	(11,212)	(10,520)

Free cash flow	$(86,789)	$(51,514)	$(40,495)	$(3,161)	$(28,122)

(4)	Reconciliation of Debt to Net Debt

	As of March 31,		As of December 31,
In thousands	2024	2023	2023	2022
Principal amount of debt	$484,946	$353,998	$433,000	$288,610
Debt issuance costs	(3,324)	(2,143)	(3,656)	(2,310)
Cash and cash equivalents	(10,569)	(333)	(7,768)	(305)

Net Debt	$471,053	$351,522	$421,576	$285,995

RISK FACTORS

Investing in our common stock involves risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and our other filings with the SEC from time to time, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occurs, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or a part of your investment.

Risks Related to our Common Stock and this Offering

You may experience dilution of your ownership interests because of the future issuance of additional shares of the common stock.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our stockholders. We are currently authorized to issue an aggregate of 23,000,000 shares of common stock. As of March 31, 2024, there were 15,834,164 shares of common stock outstanding. In addition, as of March 31, 2024, there were 334,981 shares of common stock issuable upon the settlement of outstanding service-based restricted stock units, performance-based restricted stock units, and stock-settled performance-based awards. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of common stock may create downward pressure on the trading price of the common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the offering price of the shares of common stock in this offering.

If we engage in future acquisitions, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.

From time to time, we may evaluate various acquisitions, including acquiring complementary assets that add new products, new customers, and new capabilities or new geographic and/or operational competitive advantages in both new and existing markets within our core competencies. Any potential acquisition may entail numerous risks, including increased operating expenses and cash requirements and the assumption of additional indebtedness or contingent liabilities. Additionally, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expenses.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our existing stockholders, or at a price per share that is less than the price per share paid by investors in this offering, which could adversely affect the market price of shares of our common stock and our business.

In the future, we may sell additional shares of common stock or issue other types of securities to raise capital. If we raise additional funds by issuing equity securities, we may sell shares of our common stock or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering. Additionally, if we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and, if the equity securities issued are preferred shares, the holders of the new preferred shares may have rights superior to those of our existing security holders, which could adversely affect rights of our existing security holders and the market price of our common stock. If we raise additional funds by issuing debt securities, the holders of those debt securities would have some rights senior to those of our existing security holders, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us, which could have a materially adverse effect on our business.

The price of our common stock may be volatile.

The market price of our common stock may fluctuate substantially. For example, from January 1, 2023 through March 31, 2024, the closing price of our common stock fluctuated between $40.95 and $82.60. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price that you have paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. Stock market volatility may also adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

The trading market for our common stock relies in part on the research and reports that securities or industry analysts publish about us or our business. We do not control these analysts. If any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. In addition, if one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could also cause our stock price and/or trading volume to decline.

Our debt exposes us to certain risks.

As of March 31, 2024, after giving effect to the completion of the FDS Sale, the completion of the TCI Acquisition, this offering and application of the proceeds of this offering, we had $    million of total debt outstanding. The amount of our existing debt, combined with our ability to incur significant amounts of debt in the future, could have important consequences, including:

•	increasing our vulnerability to adverse economic or industry conditions;

•

requiring us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, strategic initiatives, and general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

•	exposing us to the risk of higher interest rates on borrowings under our credit facilities, which are subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

USE OF PROCEEDS

We estimate the net proceeds from the sale of shares of our common stock in this offering to be approximately $     million (or $     million if the underwriters exercise their option to purchase additional shares of common stock in full), after deducting underwriting discounts and commissions and before estimated offering expenses.

We intend to use substantially all of the net proceeds from this offering to repay outstanding borrowings under the Revolving Facility, including borrowings to fund the TCI Acquisition, to support potential future strategic acquisitions and for general corporate purposes.

As of March 31, 2024, we had approximately $184.9 million in revolving loans outstanding under the Revolving Facility, and the weighted average interest rate on such debt was 8.21%. The Revolving Facility has a maximum borrowing capacity of $350 million and matures on October 7, 2026.

Pending the application of the net proceeds as described above, we may use the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

DILUTION

If you acquire shares of our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Our historical net tangible book value of common stock as of March 31, 2024 was $502.0 million, or $31.70 per share of common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding.

Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock included in this offering after giving effect to this offering. After giving effect to the sale of all of the shares of our common stock offered in this offering at a price of $     per share, and after deducting the underwriting discount and our estimated offering expenses in connection with this offering, our adjusted net tangible book value as of March 31, 2024 would have been approximately $     million, or approximately $     per share of common stock. This change represents an immediate increase in the net tangible book value of $     per share of common stock to our existing stockholders and an immediate and substantial dilution in net tangible book value of $     per share of common stock to new investors. The following table illustrates this per share dilution:

Public offering price per share			$
Net tangible book value per share as of March 31, 2024		$31.70
Increase in net tangible book value per share attributable to new investors	$
Adjusted net tangible book value per share after this offering			$
Dilution per share to new investors			$

The above information is based on 15,834,164 shares of common stock outstanding as of March 31, 2024 and excludes (i) 334,981 shares of common stock issuable upon the settlement of service-based restricted stock units, performance-based restricted stock units, and stock-settled performance-based awards outstanding as of March 31, 2024; (ii) 596,517 shares of common stock authorized and reserved for future issuance under our equity compensation plans as of March 31, 2024; and (iii) 127,268 shares of common stock issued on April 24, 2024 in connection with the TCI Acquisition.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of March 31, 2024:

•	on an actual basis; and

•

on an as adjusted basis to reflect (i) the completion of the TCI Acquisition, (ii) the sale of    shares of our common stock in this offering, after deducting underwriting discounts and commissions in connection with this offering, and assuming that the underwriters do not exercise their option to purchase additional shares from us, and (iii) the anticipated application of the proceeds of this offering.

This table should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual, quarterly and other reports filed by us with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	As of March 31, 2024
In thousands (except per share data)	Actual	As Adjusted
Cash and cash equivalents	$10,569			$(1)

Debt:
Revolving Facility	184,946			(2)
Term Loan	300,000		300,000

Total Debt	484,946
Stockholders’ equity:
Common stock, par value $0.05 per share; 23,000,000 shares authorized and 15,834,164 shares issued and outstanding, actual, and shares issued and outstanding, as adjusted	792
Additional paid-in capital	230,805
Retained earnings	376,505
Accumulated other comprehensive loss	4,636

Total stockholders’ equity	612,738

Total capitalization	$1,097,684	$

(1)

Reflects (a) the use of the net proceeds from the issuance of shares of common stock in this offering, assuming that the underwriters do not exercise their option to purchase additional shares from us, (b) the payment of net total cash consideration of approximately $110 million in connection with the completion of the TCI Acquisition, and (c) the payment of fees and expenses related to this offering.

(2)

Reflects borrowings of $110 million under the Revolving Facility to fund a portion of the purchase price for the TCI Acquisition on April 24, 2024 and the anticipated application of the proceeds of this offering.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our By-laws, as amended (the “By-laws”). We encourage you to read our Certificate of Incorporation, our By-laws and the applicable provisions of Delaware General Corporation Law for additional information.

Common Stock

Authorized Shares. We are authorized to issue 23,000,000 shares of common stock, par value $0.05 per share. As of March 31, 2024 we had 15,834,164 shares of common stock outstanding, which excludes (i) 334,981 shares of common stock issuable upon the settlement of service-based restricted stock units, performance-based restricted stock units, and stock-settled performance-based awards outstanding as of March 31, 2024; (ii) 596,517 shares of common stock authorized and reserved for future issuance under our equity compensation plans as of March 31, 2024; and (iii) 127,268 shares of common stock issued on April 24, 2024 in connection with the TCI Acquisition.

Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights.

Dividend Rights. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, in its discretion, out of funds legally available for the payment of dividends.

Liquidation Rights. Upon the liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive ratably the net assets of our company available after the payment of all debts and other liabilities.

Other Rights and Preferences. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Holders of common stock may act by unanimous written consent.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust, One State Street, 30th Floor, New York, NY 10004. Its telephone number is 1-212-509-4000.

Listing. Our common stock is traded on The Nasdaq Global Select Market under the trading symbol “VSEC.”

Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law

Some provisions of Delaware law, the Certificate of Incorporation and By-laws could make the following more difficult:

•	acquisition of the Company by means of a tender offer,

•	acquisition of the Company by means of a proxy contest or otherwise, or

•	removal of the Company’s incumbent officers and directors

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The Company believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Size of Board and Vacancies

The By-laws provide that the board of directors will have a minimum of six and a maximum of nine members, which number will be determined by resolution of the board of directors or by the stockholders at the annual meeting. Directors are elected at each annual meeting of stockholders by a plurality of the votes cast. Any director may be removed at any time, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors. Vacancies and newly created directorships resulting from any increase in the Company’s authorized number of directors may be filled by the majority vote of the Company’s remaining directors in office, or by the sole remaining director, or if there are no directors in office, then an election of directors may be held in the manner provided by statute.

Stockholder Meetings

Under the By-laws, only the Company’s chairman may call special meetings of the Company’s stockholders. Special meetings shall be called by the chairman or secretary at the request in writing of a majority of the board of directors or stockholders owning 25% in amount of the entire capital stock of the Company issued and outstanding and entitled to vote.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The By-laws establish advance notice procedures with respect to persons to be nominated for election as directors of the Company at the annual meeting of stockholders.

Delaware Anti-takeover Law

The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

General

The following is a summary of certain U.S. federal income tax considerations related to the ownership and disposition of our common stock by a non-U.S. holder, as defined below, that acquires our common stock pursuant to this offering. This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances and does not purport to be a complete analysis of all the potential tax considerations relating thereto. In addition, this discussion does not address (i) other U.S. federal tax laws, such as estate and gift tax laws, (ii) state, local or non-U.S. tax consequences, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, broker-dealers, traders in securities, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other passthrough entities (or an investor in such entities or arrangements), pension plans, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds or U.S. expatriates and former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds or disposes of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated or risk reduction transaction or (v) the impact, if any, of the alternative minimum tax or the Medicare tax imposed on net investment income.

This summary is based on current provisions of the Code, applicable Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”) all as in effect on the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. person.

The tax treatment of a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the ownership and disposition of our common stock.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON

STOCK BY NON-U.S. HOLDERS. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY APPLICABLE TAX TREATY.

Distributions on Common Stock

If we pay cash or distribute property to holders of shares of common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or exchange of the common stock and will be treated as described under “—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable tax treaty withholding rate generally will be required to (i) duly complete and execute an IRS Form W-8BEN or an IRS Form W-8BEN-E (or any successor form of the foregoing) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may be able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) generally are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. person and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements (generally by providing a duly completed and executed IRS Form W-8ECI (or any successor form thereof)). Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the summary below regarding backup withholding and FATCA, any gain recognized by a non-U.S. holder on a sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax, unless:

(i)

the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);

(ii)

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

(iii)

we are or have been a United States real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock.

Any gain recognized by a non-U.S. holder that is described in clause (i) of the preceding paragraph generally will be subject to U.S. federal income tax at the income tax rates generally applicable to a U.S. person, and such non-U.S. holder will be required to file a U.S. federal income tax return. Any gain of a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes that is described in clause (i) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder that is described in clause (ii) of such paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S.-source capital gain derived from the disposition, which may be offset by U.S.-source capital losses validly claimed during the taxable year of the disposition. With respect to clause (iii) of the preceding paragraph, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we are not currently and will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if our common stock is regularly traded, as defined by applicable Treasury regulations, on an established securities market and such non-U.S. holder has held at all times during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, actually or constructively, 5% or less of our common stock. If a non-U.S. holder holds or held (at any time during the relevant period) more than 5% of our common stock and if we were a USRPHC at any time during the relevant period, such non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from a taxable disposition at the income tax rates generally applicable to a U.S. person. Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules, as well as any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder of our common stock the amount of dividends paid to such holder on our common stock, the tax, if any, withheld with respect to those dividends and such holder’s name and address. Copies of the information returns reporting those dividends and withholding taxes may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a U.S. person.

Under some circumstances, Treasury regulations require backup withholding of U.S. federal income tax, currently at a rate of 24%, on reportable payments with respect to our common stock. A non-U.S. holder generally may eliminate the requirement for backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 (or any successor form of the foregoing), or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends, including our common stock, made to (i) “foreign financial institutions” (as defined therein) unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Additionally, in order to be treated as FATCA compliant, a non-U.S. holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect United States owners. Proposed Treasury regulations have been issued that would eliminate withholding on payments of gross proceeds (but not on payments of dividends). Pursuant to the preamble to the proposed Treasury regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or the proposed regulations are withdrawn. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

UNDERWRITING (CONFLICTS OF INTEREST)

Jefferies LLC, RBC Capital Markets, LLC and William Blair & Company, L.L.C. are acting as joint book-running managers and representatives of the underwriters for the offering. Subject to the terms and conditions in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Jefferies LLC
RBC Capital Markets, LLC
William Blair & Company, L.L.C.

Total

We have granted the underwriters an option, exercisable for 30 calendar days from the date of this prospectus supplement, to purchase up to      additional shares of common stock at the public offering price listed on the cover of this prospectus supplement, less underwriting discounts and commissions. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from this prospectus supplement, the registration statement of which this prospectus supplement is a part, certain free writing prospectuses that may be used in the offering and in any marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $     per share. After the initial public offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described above. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $     which includes legal, accounting and various other fees associated with the registration and listing of our common stock. We have agreed to reimburse the underwriters for certain additional expenses incurred in connection with this offering in an amount up to $    .

No Sales of Similar Securities

We have agreed with the underwriters, for 60 days after the date of this prospectus supplement, subject to customary specified exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the representatives of underwriters.

Our directors and executive officers have agreed with the underwriters, for 90 days after the date of this prospectus supplement, subject to customary specified exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock (including without limitation, our common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of our common stock or such other securities, in cash or otherwise; (iii) make any demand for, or exercise any right with respect to, the registration under the Securities Act of any common stock or any security convertible into or exercisable or exchangeable for common stock; or (iv) publicly disclose the intention to do any of the foregoing, without the prior written consent of the representatives of underwriters.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “VSEC.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by an underwriter of a greater number of shares than it is required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising this option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through this option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the closing of this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by the underwriters. The information on the website of such underwriters is not part of this prospectus.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. See “Conflicts of Interest.” The underwriters and their affiliates may engage from time to time in the future in certain investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they have received and may continue to receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, is a lender under the Revolving Facility. Royal Bank of Canada will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the Revolving Facility. Accordingly, RBC Capital Markets, LLC may be deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Therefore, this offering is being made in compliance with the requirements of FINRA Rule 5121. A qualified independent underwriter is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(B). Pursuant to FINRA Rule 5121, RBC Capital Markets, LLC will not confirm sales of our common stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

Selling Restrictions

European Economic Area

In relation to each European Economic Area Member State (each a “Relevant Member State”), the shares have not been offered or will not be offered pursuant to this offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”), except that the shares may be offered to the public in that Relevant Member State at any time:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Joint Global Coordinators for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, subject to obtaining the prior consent of the Joint Global Coordinators for any such offer,

provided that no such offer of the shares shall require the Company or any bank to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their affiliates and the Company that:

a)	it is a qualified investor within the meaning of the Prospectus Regulation; and,

b)

in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the Joint Global Coordinators has been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Regulation as having been made to such persons.

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Regulation.

The Company, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the Joint Global Coordinators of such fact in writing may, with the prior consent of the Joint Global Coordinators, be permitted to acquire shares in the offering.

United Kingdom

This prospectus supplement, the accompanying prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; (iii) outside the United Kingdom (the “UK”); or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) in connection with the issue or sale of any shares may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The shares are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the shares will be engaged in only with, the Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus or any of its contents.

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

a)

to any legal entity which is a qualified investor as defined under Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”);

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Global Coordinators for any such offer; or

c)	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the shares shall require the Company and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.

Each person in the UK who acquires any shares in the offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the Underwriters and their affiliates that it meets the criteria outlined in this section.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authorities in Hong Kong, including the Securities and Futures Commission of Hong Kong and the Companies Registry of Hong Kong and neither has it been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the shares may not be offered for subscription to members of the public in Hong Kong. The recipients of this prospectus supplement and the accompanying prospectus are advised to exercise caution in relation to any offer of the shares. If recipients are in any doubt about any of the contents of this prospectus supplement and the accompanying prospectus, they should obtain independent professional advice. Each person acquiring the shares will be required, and is deemed by the acquisition of the shares, to confirm that it, he or she is aware of the restriction on offers of the shares described in this prospectus supplement and the accompanying prospectus and the relevant offering documents and that it, he or she is not acquiring and has not been offered any shares in circumstances that contravene any such restrictions.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, 2001 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities or securities based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 37A of the Securities and Futures (Offers of Investments)(Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore (“Regulation 37A”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 37A.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended) (the “FIEA”). The securities may not be offered or sold, directly or indirectly, in Japan or to or for the account of or the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the account of or the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

LEGAL MATTERS

The validity of the issuance of the securities offered in this offering has been passed upon for us by Jones Day. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, on our website at http://www.vsecorp.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website and the SEC’s website are not part of this prospectus supplement or the accompanying prospectus, and the references to our website and the SEC’s website do not constitute incorporation by reference into this prospectus supplement or the accompanying prospectus of the information contained at those sites, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We incorporate by reference the documents listed below and any future documents that we subsequently file with the SEC (excluding any portions of such documents that are furnished and not filed with the SEC) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2023;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024;

•	our Current Reports on Form 8-K filed with the SEC on January 4, 2024, March 6, 2024 (Item 5.02 only), March 8, 2024, April 25, 2024 and May 8, 2024;

•

the information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December  31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2024; and

•

the description of our common stock set forth in Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, and all subsequently filed amendments and reports updating that description.

We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus or the accompanying prospectus, (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

VSE Corporation

6348 Walker Lane

Alexandria, Virginia 22310

Attention: Shareholder Services

Phone: (703) 960-4600

PROSPECTUS

3,500,000 Shares

Common Stock

We may from time to time issue up to 3,500,000 shares of our common stock in one or more offerings.

Each time we sell shares of common stock, we will provide the specific terms of the offering in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our common stock.

We may sell shares of our common stock directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of shares of our common stock to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Investing in our common stock involves risks. Please read carefully the section entitled “RISK FACTORS” beginning on page 1 of this prospectus.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “VSEC.” On June 29, 2023, the closing price of our common stock on The Nasdaq Global Select Market was $54.70 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may sell shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the common stock we may offer. Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the offering of our common stock, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We have not authorized anyone to provide you with different information from the information contained in, or incorporated by reference into, this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell shares of our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us” or “the Company” or other similar terms mean VSE Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov. We make available, free of charge, on our website at http://www.vsecorp.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus any of the information contained at that site, other than documents we otherwise file with the SEC that are incorporated by reference into this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ii

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the shares of our common stock is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 10, 2023;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 filed with the SEC on May 3, 2023;

•	our Current Reports on Form 8-K filed with the SEC on January 12, 2023, March 9, 2023, March 10, 2023, May 5, 2023, May 5, 2023, and May 9, 2023; and

•

the description of the Common Stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 10, 2023, including any amendments or reports filed for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

VSE CORPORATION

6348 Walker Lane

Alexandria, Virginia 22310

Attention: Shareholder Services

Phone: (703) 960-4600

iii

VSE CORPORATION

We are a diversified aftermarket products and services company providing repair services, parts distribution, logistics, supply chain management and consulting services for land, sea and air transportation assets to commercial and government markets. We provide logistics and distribution services for legacy systems and equipment and professional and technical services to commercial customers; the government, including the United States Department of Defense (the “DoD”), and federal civilian agencies. Our operations include supply chain management solutions, parts supply and distribution, and maintenance, repair and overhaul services for vehicle fleet, aviation, maritime and other customers. We also provide vehicle and equipment refurbishment, logistics, engineering support, data management and healthcare IT solutions, and clean energy consulting services.

We were incorporated in Delaware in 1959 and the parent company serves as a centralized managing and consolidating entity for our three operating segments: Aviation, Fleet and Federal and Defense, each of which consists of one or more wholly-owned subsidiaries or unincorporated divisions that perform our services.

On May 1, 2023, we announced a definitive agreement to sell our Federal and Defense segment to Bernhard Capital Partners. Under the terms of the membership interest purchase agreement, dated as of May 1, 2023, the Federal and Defense segment is anticipated to be sold for a total cash consideration of up to $100 million (the “FDS Transaction”). The FDS Transaction is expected to close in late 2023 or early 2024 and is subject to customary closing conditions and approvals.

On May 4, 2023, we announced that we had entered into a definitive agreement to acquire Desser-Graham Partnership, L.P. (“Desser Aerospace”). Under the terms of the Agreement and Plan of Merger, dated as of May 3, 2023, one of our wholly-owned subsidiaries will merge with and into Desser Aerospace resulting in Desser Aerospace being a wholly-owned subsidiary of the Company (the “Merger Transaction”) for a total cash consideration of approximately $124 million, subject to certain customary adjustments. The Merger Transaction is expected to close within 90 days of signing, subject to customary closing conditions and approvals, including certain regulatory approvals in the United Kingdom. Concurrent with the closing of the Merger Transaction, we anticipate, in a separate transaction, the sale of Desser Aerospace’s propriety solutions businesses to Loar Group Inc. for cash consideration of approximately $30 million.

CORPORATE INFORMATION

Our principal executive offices are located at 6348 Walker Lane, Alexandria, Virginia 22310. Our telephone number is (703) 960-4600. Our website is http://www.vsecorp.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

RISK FACTORS

Investing in our common stock involves risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated herein by reference and may be amended, supplemented or superseded from time to time by our quarterly reports on Form 10-Q and other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only risks to which we are exposed. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you could lose all or a part of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that, to the extent they are not recitations of historical fact, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of such safe harbor provisions.

“Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.

These statements speak only as of the date of this prospectus, the date of the prospectus supplement or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	the impact of the global outbreak of the COVID-19 pandemic and governmental and other actions taken in response;

•	risks related to the loss of or disruption of revenue from certain large government programs that may constitute a material portion of our revenue;

•

our ability to successfully divest businesses planned for divestiture, including the FDS Transaction, and to realize the anticipated benefits of such divestitures, including related business realignment activities and the execution of new business strategies;

•	our ability to successfully integrate acquired businesses and to execute our acquisition strategy;

•	our inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals related to acquisitions and divestitures;

•

risks related to increasing competition for new and existing programs and the ability for unsuccessful bidders to protest contract awards that we may be awarded, which may result in delays or a reversal of a contract award;

•	risks related to the performance of the aviation aftermarket, which may be impacted by macroeconomic cycles for the broader aviation industry;

•	global economic and political conditions, including foreign conflicts and their residual effects;

•	prolonged periods of inflation and our ability to mitigate the impact thereof;

•	our dependence on third-party package delivery companies;

•	risks related to our handling of proprietary or classified information as well as risks related to technology security and cyber-attacks on our operations;

•	risks related to the uncertainty of government budget priorities and changes to government procurement directives;

•	risks related to changes to DoD business practices;

•

risks related to compliance with laws and regulations relating to the award, administration and performance of government contracts, including routine audits and investigations of our performance under such government contracts;

•	risks related to our outstanding indebtedness and our ability to access cost-effective sources of fundings; and

•

the other factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023.

You are advised, however, to consult any further disclosures we make on related subjects in our periodic reports on Forms 10-K, 10-Q or 8-K filed or furnished to the SEC. Any document incorporated by reference or any prospectus supplement may also contain statistical data and estimates we obtained from industry publications and reports generated by third parties. Although we believe that the publications and reports are reliable, we have not independently verified their data.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of shares of our common stock for general corporate purposes. These purposes may include, but are not limited to:

•	financing acquisitions;

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital; and

•	capital expenditures.

We have not allocated a specific portion of the net proceeds for any particular use at this time. Specific information concerning the use of proceeds from the sale of our common stock offered under this prospectus will be described in the prospectus supplement for the offering of such common stock. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

A summary of certain U.S. federal income tax consequences to persons investing in our common stock offered by this prospectus may be set forth in an applicable prospectus supplement. The summary will be prepared for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

PLAN OF DISTRIBUTION

We may sell our common stock in and outside the United States:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers;

•	any combination of these; or

•	through any method described in the applicable prospectus supplement.

The distribution of our common stock may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on any organized market where our common stock may be traded;

•	purchases by a dealer as principal and resale by the dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers; and

•	in any other manner described in the applicable prospectus supplement.

We may distribute our common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices;

•	negotiated prices; or

•	prices determined according to the process described in the applicable prospectus supplement.

The prospectus supplement will describe the terms of the offering of our common stock, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the shares of our common stock for their own account. The underwriters may resell the shares of our common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may offer shares of our common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the shares of our common stock will be subject to certain conditions, and the underwriters will be obligated to purchase all the shares of our common stock if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we offer shares of our common stock in a subscription rights offering to our existing common stockholders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for shares of our common stock they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.

During and after an offering through underwriters, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the shares of our common stock sold for their account may be reclaimed by the syndicate if the shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of our common stock, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used in the sale of shares of our common stock, we will sell the shares to them as principals. They may then resell those shares to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell shares of our common stock directly. In this case, no underwriters or agents would be involved. We may also sell shares of our common stock through agents designated from time to time at fixed prices or at varying prices determined at the time of sale. In the prospectus supplement, we will name any agent involved in the offer or sale of shares of our common stock, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell shares of our common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. We will describe the terms of any sales of these shares in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase shares of our common stock from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Legal matters in connection with our common stock will be passed upon for us by Jones Day and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

   Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Jefferies	RBC Capital Markets	William Blair

     , 2024